Exhibit 99.1 Press Release dated October 21, 2010

FOR IMMEDIATE RELEASE                                                     FOR MORE INFORMATION:
October 21, 2010                                                                           Todd Kanipe
                                                                                                         Chief Executive Officer
                                                                                              (270) 393-0700

   Citizens First Corporation Announces Third Quarter 2010 Results

BOWLING GREEN, KY – Citizens First Corporation (NASDAQ: CZFC) today reported results for the third quarter of 2010, which include the following:

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For the quarter ended September 30, 2010, the Company reported net income of $658,000, or $.20 per diluted common share.  This represents an increase of $41,000, or $.02 per share, from the linked quarter ended June 30, 2010.  Compared to the quarter ended September 30 a year ago, net income increased $331,000 or $.17 per share, an increase of 101.2%.

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For the nine months ended September 30, 2010, the Company reported net income of $1.8 million, or $.52 per diluted common share.  This represents an increase of $2.8 million, or $1.44 per share, from the net loss of ($1.0) million in the previous year.

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Net interest income for the quarter ended September 30, 2010 increased $36,000, or 1.2%, from the linked quarter.  Net interest income increased due to lower interest expense on deposits and borrowings for the third quarter.

•
Net interest income for the nine months ended September 30, 2010 increased $1.2 million, or 14.7%, compared to the previous year.  Net interest income increased as a result of lower interest expense of $1.1 million as maturing deposits and borrowings were repriced at lower rates.

•
The Company’s net interest margin was 4.06% for the quarter ended September 30, 2010 compared to 4.08% for the quarter ended June 30, 2010 and 3.80% for the quarter ended September 30, 2009, a decrease of 2 basis points for the linked quarter and an increase of 26 basis points from the prior year.  The Company’s net interest margin remains strong due to a decline in the cost of average interest bearing liabilities, which fell to 1.83% in the third quarter of 2010 compared to 1.95% in the second quarter of 2010 and 2.23% in the third quarter of 2009.  The yield on average earning assets declined from the linked quarter and the prior year, totaling 5.64% in the third quarter of 2010 compared to 5.76% in the second quarter of 2010 and 5.73% in the third quarter of 2009, respectively.

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Provision for loan losses for the quarter ended September 30, 2010 was $375,000, a decrease of $75,000 from the linked quarter and an increase of $75,000 from the previous year.  Provision expense for the first nine months of 2010 was $1.2 million, a decrease of $2.3 million from the provision expense of $3.5 million for the first nine months of 2009.  Net recoveries were $7,000 for the quarter ended September 30, 2010 compared to net charge-offs of $75,000 for the second quarter of 2010 and $181,000 for the third quarter of 2009. The allowance for loan losses as a percentage of loans has grown to 1.83% as of September 30, 2010 from 1.68% in the second quarter and 1.46% in the third quarter of 2009, as the risk of increased problem loans continues under current economic conditions.

•	The efficiency ratio improved to 66.97% for the third quarter of 2010 compared to 79.13% for the third quarter of 2009, as a result of increasing net interest income and reducing operating expenses.

•
Total deposits increased to $289.3 million at September 30, 2010 compared to $288.5 million at December 31, 2009, while total loans increased to $264.3 million at September 30, 2010 compared to $263.9 million at December 31, 2009.

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Nonperforming assets remained stable, totaling $2.5 million at September 30, 2010 compared to $2.4 million at December 31, 2009, which represents an increase of $83,000 or 3.5%.  Included in nonperforming assets is other real estate, which represents properties acquired through foreclosure, totaling $1.3 million and nonperforming loans of $1.2 million at September 30, 2010.  Our nonperforming assets remain at relatively low levels compared to the banking industry as a whole. However, we continue to monitor our loan portfolio for loans with noted weakness and identified increases in our problem loans.  Management believes that the prolonged economic weakness could place additional pressure on credit quality.

Third Quarter 2010 Compared to Second Quarter 2010

Net interest income for the quarter ended September 30, 2010 increased $36,000, or 1.2%, compared to the previous quarter.  Net interest income increased due to a reduction in interest expense of $67,000 which was greater than the decrease in interest income of $31,000.

Non-interest income for the three months ended September 30, 2010 increased $37,000, or 5.0%, compared to the previous quarter, primarily due to an increase in gains from secondary market mortgage operations of $33,000.

Non-interest expense for the three months ended September 30, 2010 increased $78,000, or 3.0%, compared to the previous quarter, primarily due to an increase in other real estate expenses of $76,000.

A $375,000 provision for loan losses was recorded for the third quarter of 2010, compared to a $450,000 provision in the previous quarter.  Net recoveries were $7,000 for the third quarter of 2010 compared to net charge-offs of $75,000 in the second quarter of 2010.  The provision for loan losses declined in the third quarter due to the decline in net charge-offs.  However, in light of the continued weakness in the economy, management continues to monitor the loan portfolio’s credit quality.  The allowance for loan losses as a percentage of loans increased from 1.68% in the second quarter to 1.83% in the third quarter.

Third Quarter 2010 Compared to Third Quarter 2009

Net interest income for the quarter ended September 30, 2010 increased $320,000, or 11.3%, compared to the previous year.  The increase in net interest income was impacted by a reduction in interest expense of $226,000 combined with an increase in interest income of $94,000.

Non-interest income for the three months ended September 30, 2010 increased $105,000, or 15.5%, compared to the three months ended September 30, 2009, primarily due to an increase in deposit service charges of $65,000 from the prior year.

Non-interest expense for the three months ended September 30, 2010 decreased $157,000, or 5.5%, compared to the three months ended September 30, 2009, primarily due to a reduction in salaries and benefit expenses totaling $150,000.  Salaries and benefits declined as a result of management’s reorganizing administrative services and the closing of two branches as announced in the third quarter of 2009.  As a result, the number of full time equivalent employees declined from 106 to 86 over the past twelve months.

A $375,000 provision for loan losses was recorded for the third quarter of 2010, compared to a $300,000 provision in the third quarter of 2009, an increase of $75,000 or 25.0%.  Net recoveries were $7,000 for the third quarter of 2010 compared to net charge-offs of $181,000 in the third quarter of 2009. Net charge-offs as a percent of average loans were (0.002%) for the third quarter of 2010, compared to 0.07% for the third quarter of 2009.

Balance Sheet

Total assets at September 30, 2010 were $344.4 million, up $0.2 million, or 0.06%, from $344.2 million at December 31, 2009.  Loans increased $0.4 million, or 0.15%, from $263.9 million at December 31, 2009 to $264.3 million at September 30, 2010.  Deposits at September 30, 2010 were $289.3 million, an increase of $0.8 million, or 0.28%, compared to $288.5 million at December 31, 2009.

Non-performing assets totaled $2.5 million at September 30, 2010 compared to $2.4 million at December 31, 2009, an increase of $83,000.  Non-performing loans decreased $46,000 during the year while other real estate owned increased $129,000.  Non-performing assets to total assets ratio was 0.72% and 0.69% at September 30, 2010 and December 31, 2009, respectively.  The allowance for loan losses at September 30, 2010 was $4.8 million, or 1.83% of total loans, compared to $4.0 million, or 1.51% of total loans as of December 31, 2009.

At September 30, 2010, total shareholders’ equity was $38.6 million and total tangible shareholders’ equity was $35.0 million.  The Company’s tangible equity ratio was 10.26% as of September 30, 2010.  The Company and Citizens First Bank are categorized as “well capitalized” under regulatory guidelines.

About Citizens First Corporation

Citizens First Corporation is a bank holding company headquartered in Bowling Green, Kentucky and established in 1999.  The Company has branch offices located in Barren, Hart, Simpson and Warren Counties in Kentucky.

Forward-Looking Statements

Statements in this press release relating to Citizens First Corporation's plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon the Company’s current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially.  Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the market areas of the Company, a continuation or worsening of the current disruption in credit and other markets, goodwill impairment, overall loan demand, increased competition in the financial services industry which could negatively impact the Company’s ability to increase total earning assets, retention of key personnel and the success of cost savings and expense reductions from branch closures and restructuring.  Actions by the Department of the Treasury and federal and state bank regulators in response to changing economic conditions, changes in interest rates, loan prepayments by and the financial health of the Company’s borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission could also impact current expectations.

Consolidated Financial Highlights (Unaudited)
In thousands, except per share data and ratios

Consolidated Statement of Income:
	Three Months Ended

	September 30	June 30	March 31	December 31	September 30
	2010	2010	2010	2009	2009
Interest income	$4,424	$4,455	$4,333	$4,346	$4,330
Interest expense	1,260	1,327	1,337	1,428	1,486
Net interest income	3,164	3,128	2,996	2,918	2,844
Provision for loan losses	375	450	400	1,247	300
Net interest income after provision for loan losses	2,789	2,678	2,596	1,671	2,544
Non-interest income	781	744	590	653	676
Non-interest expense	2,705	2,627	2,542	3,366	2,862
Income (loss) before income taxes	865	795	644	(1,042)	358
Provision (benefit) for income taxes	207	178	113	(462)	31
Net income (loss)	658	617	531	(580)	327
Preferred dividends and discount accretion	257	256	254	256	256
Net income (loss) available for common shareholders	$401	$361	$277	($ 836)	$71
Basic earnings (loss) per common share	$0.21	$0.18	$0.14	($0.42)	$0.03
Diluted earnings (loss) per common share	$0.20	$0.18	$0.14	($0.42)	$0.03

Three Months Ended

	September 30	June 30	March 31	December 31	September 30
	2010	2010	2010	2009	2009
Return on average assets	0.75%	0.71%	0.63%	(0.67%)	0.38%
Return on average equity	6.84%	6.55%	5.77%	(6.09%)	3.45%
Efficiency ratio	66.97%	66.22%	69.06%	91.82%	79.13%
Non-interest income to average assets	0.88%	0.85%	0.70%	0.75%	0.79%
Non-interest expenses to average assets	(3.06%)	(3.01%)	(3.00%)	(3.88%)	(3.33%)
Net interest margin (tax equivalent)	4.06%	4.08%	4.04%	3.83%	3.80%
Number of full time equivalent employees	86	91	89	88	106

Consolidated Financial Highlights (Unaudited)
In thousands, except per share data and ratios

Consolidated Statement of Income:
Nine Months Ended
	September 30	September 30
	2010	2009
Interest income	$13,212	$ 13,086
Interest expense	3,924	4,985
Net interest income	9,288	8,101
Provision for loan losses	1,225	3,500
Net interest income after provision for loan losses	8,063	4,601
Non-interest income	2,115	2,349
Non-interest expense	7,874	8,981
Income before income taxes	2,304	(2,031)
Provision (benefit) for income taxes	498	(987)
Net income (loss)	1,806	(1,044)
Preferred dividends and discount accretion	767	764
Net income (loss) available for common shareholders	$1,039	($1,808)
Basic earnings (loss) per common share	$0.53	($0.92)
Diluted earnings (loss) per common share	$0.52	($0.92)

	September 30	September 30
	2010	2009

Return on average assets	0.69%	(0.40)%
Return on average equity	6.38%	(3.52)%
Efficiency ratio	67.37%	83.62%
Non-interest income to average assets	0.81%	0.90%
Non-interest expenses to average assets	(3.03)%	(3.45)%
Net interest margin (tax equivalent)	4.06%	3.57%
Number of full time equivalent employees	86	106

Consolidated Financial Highlights (Unaudited)
In thousands, except per share data and ratios

Consolidated Statement of Condition:	As of	As of	As of
	September 30,	December 31,	September 30,
	2010	2009	2009
Cash and cash equivalents	$11,693	$ 9,756	$ 13,355
Available for sale securities	40,513	41,059	38,733
Loans held for sale	844	295	2,877
Loans	264,283	263,922	259,408
Allowance for loan losses	(4,839)	(3,988)	(3,777)
Intangible assets	3,670	3,868	3,936
Other assets	28,279	29,319	27,208
Total assets	$344,443	$344,231	$341,740

Deposits	$289,316	$288,520	$275,774
Securities sold under repurchase agreements	786	800	1,517
FHLB advances	8,500	11,500	19,500
Other borrowings	5,000	5,000	5,000
Other liabilities	2,221	1,553	1,971
Total liabilities	305,823	307,373	303,762
Preferred stock	16,230	16,182	16,166
Common stock	27,072	27,072	27,072
Retained deficit	(4,833)	(5,873)	(5,036)
Accumulated other comprehensive income (loss)	151	(523)	(224)
Total shareholders’ equity	38,620	36,858	37,978
Total liabilities and shareholders’ equity	$344,443	$344,231	$341,740

	September 30, 2010	December 31, 2009	September 30, 2009
Asset Quality Ratios:
Non-performing loans to total loans	0.45%	0.47%	1.04%
Non-performing assets to total assets	0.72%	0.69%	1.02%
Allowance for loan losses to total loans	1.83%	1.51%	1.46%
Net charge-offs to average loans	(0.002%)	0.39%	0.07%

Consolidated Financial Highlights (Unaudited)
In thousands, except per share data and ratios

	September 30, 2010	December 31, 2009	September 30, 2009
Capital Ratios:
Tier 1 leverage	10.81%	10.52%	11.01%
Tier 1 risk-based capital	13.30%	12.54%	13.05%
Total risk based capital	14.56%	13.79%	14.30%
Tangible equity to tangible assets ratio (1)	10.26%	9.69%	10.08%
Book value per common share	$11.37	$10.50	$11.08
Tangible book value per common share (1)	$9.51	$8.53	$9.08
Shares outstanding (in thousands)	1,969	1,969	1,969
_____________
(1)
The tangible equity to tangible assets ratio and tangible book value per common share, while not required by accounting principles generally accepted in the United States of America (GAAP), are considered critical metrics with which to analyze banks.  The ratio and per share amount have been included to facilitate a greater understanding of the Company’s capital structure and financial condition.  See the Regulation G Non-GAAP Reconciliation table for reconciliation of this ratio and per share amount to GAAP.

Regulation G Non-GAAP Reconciliation:	September 30, 2010	December 31, 2009	September 30, 2009

Total shareholders’ equity	$38,620	$36,858	$37,978
Less:
Preferred stock	(16,230)	(16,182)	(16,166)
Goodwill	(2,575)	(2,575)	(2,575)
Intangible assets	(1,095)	(1,293)	(1,361)
Tangible common equity (a)	18,720	16,808	17,876
Add:
Preferred stock	16,230	16,182	16,166
Tangible equity (b)	$34,950	$32,990	$34,042

Total assets	$344,443	$344,231	$341,740
Less:
Goodwill	(2,575)	(2,575)	(2,575)
Intangible assets	(1,095)	(1,293)	(1,361)
Tangible assets (c)	$340,773	$340,363	$337,804
Shares outstanding (in thousands) (d)	1,969	1,969	1,969

Tangible book value per common share (a/d)	$9.51	$8.53	$9.08
Tangible equity ratio (b/c)	10.26%	9.69%	10.08%

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